iRhythm Holdings Appoints Jason Patten to its Board of Directors SAN FRANCISCO, March 12, 2026 (GLOBE NEWSWIRE) -- iRhythm Holdings, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, is pleased to announce the appointment of Jason Patten to its Board of Directors, effective March 12, 2026. Mr. Patten brings decades of strategic leadership in healthcare, reinforcing iRhythm’s commitment to innovation, operational excellence, and long-term growth. “We are thrilled to welcome Jason Patten to our Board of Directors at an important moment in iRhythm’s evolution,” said Abhi Talwalkar, Chairman of the Board of Directors. “As we scale and expand profitability, we are focused on advancing our platform from episodic detection to proactive, integrated, and increasingly predictive care. Jason’s deep experience leading enterprise strategy, innovation, and strategic partnerships at one of the world’s largest healthcare organizations will be invaluable as we continue expanding access through primary care, advancing our AI and workflow capabilities, and driving disciplined growth across multiple markets. We look forward to his contributions as we continue building a billion- dollar platform grounded in clinical excellence and long-term value creation.” About Jason Patten Mr. Patten currently serves as Executive Vice President and Head of Enterprise Strategy at UnitedHealth Group, a role he has held since January 2022. In this capacity, he leads the company’s Corporate Strategy, Strategic Partnerships, and Innovation functions, shaping initiatives that drive organizational impact and sustainable value creation. Prior to his current role, Mr. Patten held key leadership positions at UnitedHealth Group, including Chief Operating Officer and Senior Vice President of OptumHealth, where he focused on optimizing business performance and advancing operational strategy across the company’s health services operations. His broad experience underscores a deep understanding of scaling complex enterprises and fostering collaboration across diverse stakeholders. Before joining UnitedHealth Group, Mr. Patten built a strong foundation in financial services and marketing, including global product development at MoneyGram International and strategic marketing roles at Carlson Marketing Group. His interdisciplinary expertise spans growth strategy, partnership development, and organizational transformation. Mr. Patten holds an MBA in Business Administration from University of St. Thomas and a BS in Marketing from Minnesota State University, Mankato. About iRhythm Holdings, Inc. iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all. Investor Contact Stephanie Zhadkevich investors@irhythmtech.com Media Contact Kassandra Perry mediarelations@irhythmtech.com